Exhibit 23(d-10)

29 June 2006                                             First State Investments
                                                         International Limited
Pacific Capital Funds                                    23 St Andrew Square
CIO BISYS Fund Services 3435 Stelzer Road                Edinburgh EH2 1BB
Columbus
Ohio 43219                                               Tot44(0) 131 473 2200
United States of America                                 Fax44(0) 131 473 2222

Attention: President, Pacific Capital Funds Asset Management Group of Bank of
           Hawaii
111 S. King Street
Honolulu
Hawaii 9681.3
United States of America

Dear Sirs

Investment management agreement - First State Investments' intro-group activities We refer to the proposed investment management agreement ("Agreement") between Pacific Capital Funds (the "Trust"), the Asset Management Group of Bank of Hawaii (the "Adviser) and First State Investments International Limited ("FSII"I. Pursuant to the Agreement, it is proposed that FSII carry out investment management activities on behalf of the Trust in relation to The Pacific Capital Asia Growth Fund (the "Portfolio").

The terms of the Agreement specify that, subject to the prior written consent of the Trust and the Adviser, FSII may delegate any of the functions which are the subject of the Agreement to any affiliated person of FSII and may provide information about the Adviser and the Trust to any such affiliates in order that delegation to them in relation to the Portfolio may be carried out The purpose of this letter is to set out what activities are being carried out by affiliates of FSII ('Affiliate Services") and to obtain the Trust's consent to those activities.

By way of background, please note that FSII is a member of a group of companies of which the Commonwealth Bank of Australia ("CBA") is the ultimate parent company. One of the wholly-owned subsidiaries of CBA is an Australian company called Colonial First State Group Limited. The wholly-owned subsidiaries of Colonial First State Group Limited are affiliated companies of FSII for the purposes of this letter ("Afliates" and include First State Investments companies based in Hong Kong and Singapore. FSII's local group (i.e. companies based in the UK) are all subsidiaries of an English company called First State Investments (UK Holdings) Limited and are called the TSI UK group" for the purposes of this letter. A group structure chart ("Chart") setting out these relationships is attached.

It is important to note that all such Affiliated companies have CBA as their ultimate parent company and use very similar procedures and controls across all jurisdictions so that all group clients interests are not prejudiced.

                                   First State Investments International Limited Authorised and regulated by the Financial Services Authority
                                   Registered number 79063 Scotland
                                   Registered office 23 St Andrew Square
                                   Edinburgh 0421BB

Employment Supervision and Control

We refer to the Chart. Employees of the FSI UK group are employed by an Affiliate of FSII called First State Investment Services (UK) Limited ("Services"). The employing Affiliates in Hong Kong and Singapore are First State (Hong Kong) LLC and First State Investments (Singapore) respectively.

Contracts of employment with Services contain the following clause:

"Your contract of employment is with First State Investment Services (UK) Limited, a wholly owned subsidiary of First State Investments (UK Holdings) Limited (a subsidiary of Commonwealth Bank of Australia). As an employee of First State Investment Services (UK) Limited you may be required to provide services to other companies in the First State Investments group. For the purposes of this contract, "First State Investments' shall mean any undertaking which for the time being is a parent undertaking, subsidiary undertaking, affiliate of First State Investment Services (UK) Limited or of any such parent undertaking."

As a result, when employees of Services are acting on behalf of clients contracted to FSII, they are deemed to be providing their services direct to FSII. All such employees will, when providing their services to FSII, be under the direct supervision and control of FSII.

Again, whilst employment contracts in Hong Kong and Singapore for historical reasons do not contain the clause referred to above, employees in those jurisdictions are nonetheless also deemed to be providing. services to FSII and to be subject to the direct supervision and control of FSII.

Affiliate services

The Affiliate Services currently include the following:

     1-. As you know, the manager of the Portfolio is Alistair Thompson. He is employed by the FSI UK group, but is physically based in Singapore. Accordingly, certain minor administrative functions (for instance, the provision of an office, telephone and computer, etc) in relation to his activities for the Portfolio will be carried out by an Affiliate of FSII.

     2. In addition, investment team members based in Asia (and employed by Affiliates which- are not part of the FSI UK group) provide research input on relevant stocks, economies and markets to the portfolio manager from time to time. These may take written form or be discussed at team meetings which are undertaken as part of the investment process. Please see below for an explanation of the role team discussions play in our investment process.

     3. In order to enhance the abilities of FSII in relation to trading and settlement for the Portfolio across relevant time zones, the dealing, settlement of trades and other activities associated with transactions for the Portfolio may be carried out by Affiliates of FSII, when deemed advantageous.

     4. Again in order that time differences do not prejudice the way in which the Portfolio is managed, the client relationship rote for the Portfolio may be facilitated by the use of members of our team based in Asia. Currently, it is intended that this facilitation role be carried out by Elizabeth See and Lawrence Wee, who act out of Singapore and are employed locally by the relevant First State Investments entity there. Once the Agreement is signed, your primary client relationship contact will be with Ruta Noreika, as you know. She is employed by the FSI UK group.

     5. Finally, certain client reporting in relation to the Portfolio will be carried out by Affiliates of FSII. However, it is intended that the major monthly reporting function will primarily be carried out by the FS! UK group. Notwithstanding where these reports originate, any questions or comments you may have on them should naturally be addressed through Ruta Norelka.

if you have any questions on the above or would like any further explanation of why it is proposed that the Affiliate Services be carried out in the above manner, please do not hesitate to contact us.

In particular, as referred to above, please note that team discussions form a key part of the First State investments process, and are undertaken by team members based in different locations and employed by local Affiliates of FSII. Team members will also play different roles for different accounts -- for instance, a portfolio manager for one account may be an analyst for another. Again, if you would like further information here, please feel free to contact us at any time.

In order to comply with the requirement contained in the Agreement that prior to undertaking any delegation, your written consent must be obtained, we should be very grateful if you would give that consent to the Affiliate Services by signing and returning the enclosed copy of this letter.

Yours faithfully


/s/ G. R. Cooper
-------------------------------------
G.R. Cooper
Director


Accepted and Agreed:


/s/ William P. Henry, Jr.
-------------------------------------
For and on behalf of Pacific Capital Funds

Date: 6/30/06


Accepted and Agreed:


/s/ Jordan Ige
-------------------------------------
For and on behalf of Asset Management Group of Bank of Hawaii

                                    First State Investments Internabonal Limited
                                    Authorised and regd by
                                    the uncial Services Authority
                                    Registered number 79033 Scotland
                                    Registered office 23 St Andrew Square
                                    Edinburgh EH21S8

FSI GROUP STRUCTURE

                           [ORGANIZATIONAL FLOW CHART]